Exhibit 99.2

Execution Version

Thoma Bravo

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

July 13, 2016

Project Brady Holdings, LLC

c/o Thoma Bravo, LLC

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Re:	Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of Thoma Bravo Fund XII, L.P., a Delaware limited partnership (including its Affiliates) (the “Investor”), subject to the terms and conditions hereof, to purchase, or cause an assignee permitted by paragraph 3 of this Agreement to purchase, directly or indirectly, equity securities of Project Brady Holdings, LLC, a Delaware limited liability company (“Parent”), at or immediately prior to the Closing. It is contemplated that pursuant to the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of the date hereof, among Parent, Imprivata, Inc., a Delaware corporation (the “Company”), and Project Brady Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Parent shall acquire the Company, through the merger of Merger Sub with and into the Company. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. Upon the terms and subject to the conditions set forth herein, the Investor hereby commits to (a) purchase, or cause an assignee permitted by paragraph 3 of this Agreement to purchase, directly or indirectly, at or immediately prior to the Closing, up to $548,148,554 plus, solely and to the extent necessary in order to pay any additional fees and expenses required by the Merger Agreement to be paid by Parent after taking into account the amount of available Company cash as of the Closing, up to an additional $20,000,000 of equity securities of Parent in the aggregate solely for the purpose of allowing Parent and/or Merger Sub to fund the aggregate Merger Consideration and the aggregate consideration payable to the holders of Company Compensatory Awards and to pay related fees and expenses to be paid on the Closing pursuant to, and in accordance with, the Merger Agreement (the “Closing Payment Commitment”) or (b) pay, or cause an assignee permitted by paragraph 3 of this Agreement to pay, an aggregate amount not to exceed $40,777,500 solely to satisfy the obligations of Parent and/or Merger Sub to pay monetary damages to the Company (the “Damages Commitment”), in the event of an issuance of a Final Order (as defined below) after the Company’s termination of the Merger Agreement that requires Parent and/or Merger Sub to pay damages to the Company for an intentional and material breach of the Merger Agreement by Parent and/or Merger Sub prior to the time of such termination, in the amount specified in such Final Order, provided that in no event shall Parent and/or Merger Sub be required to pay damages in excess of $40,777,500 in the aggregate (the “Monetary Damages Remedy”), (the preceding clauses (a) or (b), as the case may

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be, the “Commitment”). Subject to the conditions set forth in paragraph 2 below, the Investor will fund the Closing Payment Commitment at or immediately prior to the Closing on the Closing Date in connection with the substantially simultaneous issuance to the Investor of the equity of Parent or an affiliated parent entity of Parent or, in the case of the Damages Commitment, when such amounts are finally determined to be due and payable, as applicable. Notwithstanding anything else to the contrary in this Agreement, the cumulative liability of the Investor (x) under clause (a) of this paragraph and this Agreement shall not exceed $548,148,554 plus, solely and to the extent necessary in order to pay any additional fees and expenses required by the Merger Agreement to be paid by Parent after taking into account the amount of available Company cash as of the Closing, up to an additional $20,000,000 and (y) under clause (b) of this paragraph shall not exceed $40,777,500. The obligations of the Investor to fund any portion of the Commitment may be reduced by the Investor on a dollar-for-dollar basis in the event that Parent does not require such amount to fund a portion of the Commitment, provided that any such reduction shall not occur unless and until (i) in the event that the Closing shall occur, simultaneously with the occurrence of the Closing, and (ii) in the event that the Closing shall not have occurred and the Merger Agreement shall have been terminated, such time as the Damages Commitment shall have been satisfied in full, it being understood that the Damages Commitment shall be deemed satisfied in full in the event a Final Order is issued providing for damages of less than $40,777,500 and Parent has paid or caused to be paid such lesser amount in accordance with the terms of this Agreement. “Final Order” means a final, binding order of a court of competent jurisdiction in accordance with paragraph 12 that has been finally affirmed by the highest court before which such appeal has been sought (with any required appeal bond or deposit having been posted), or has become final by lapse of time, or is not otherwise subject to appeal.

2. The Investor’s obligations under this Agreement, including the obligation of the Investor to fund the Commitment, are conditioned upon (a) the execution and delivery of the Merger Agreement, (b) in the case of the Closing Payment Commitment, the satisfaction or written waiver by the parties, as applicable, of each of the conditions to the parties’ obligations to consummate the transactions contemplated by the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions), and the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement, (c) no material amendment or modification of the Merger Agreement (as the same exists on the date hereof), unless the Investor has consented in writing to such amendment or modification and (d) in the case of a Damages Commitment, the termination of the Merger Agreement by the Company and a Final Order having been issued requiring Parent to pay damages to the Company as a result of any intentional and material breach of the Merger Agreement by Parent prior to the date of such termination. For the avoidance of doubt, the obligations of Parent under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this letter shall amend, modify, or waive any of the terms of the Merger Agreement or any defenses that Parent may have to any assertion of liability or obligation against it under the Merger Agreement.

3. This Agreement and the obligation of the Investor to fund the Commitment, or cause the Commitment to be funded, shall automatically and immediately terminate upon the earliest to occur of (a) the consummation of the Closing and the payment of the Merger Consideration in accordance with the Merger Agreement (at which time all such obligations shall be discharged), (b) the termination of the Merger Agreement in accordance with its terms;

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provided, however, that, the Investor’s obligation to pay or cause to be paid any portion of the Damages Commitment shall survive and remain in full force and effect and shall be enforceable by each of the Parent and, pursuant to and subject to the limitations set forth in paragraph 6, the Company to the extent necessary to require the Investor to provide funds to Parent to comply with the obligations of the Investor under clause (b) of paragraph 2 for a period of six (6) months following the termination of the Merger Agreement in accordance with its terms (the “Final Termination Date”), unless prior to the end of such period the Company shall have commenced a legal proceeding in a court of competent jurisdiction in accordance with paragraph 12 alleging amounts payable by Parent and/or Merger Sub to the Company in respect of the Monetary Damages Remedy, in which case the Final Termination Date shall be automatically extended until the day immediately following the earlier to occur of (x) a final, non-appealable resolution of such legal proceeding and satisfaction of the Damages Commitment, if applicable, or (y) a written agreement signed by each of the parties hereto terminating the Damages Commitment and (c) the Company or any of its Affiliates, Subsidiaries, directors, officers or, on behalf or at the request of the Company, any of the Company’s representatives or agents asserting or filing, directly or indirectly, any claim under or action against Parent, the Investor or any Investor Affiliate (including any claim or action alleging or asserting (1) that the Investor or any of its assignees permitted by paragraph 3 is liable for an amount in excess of the amount of the Closing Payment Commitment or the Damages Commitment, as the case may be, or (2) that the express limitations on the amount of the Closing Payment Commitment or the Damages Commitment, as the case may be, set forth in paragraph 1 of this Agreement are or should be invalid or unenforceable) for a breach of this Agreement or in connection with the Merger Agreement, the other agreements contemplated thereby or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto except to the extent such claim or action is expressly permitted by such agreements and against such Person(s). Paragraphs 3, 4, 5, 6, 9, 10 and 12 shall remain in full force and effect, notwithstanding any termination of this Agreement. The Commitment set forth herein shall not be assignable by Parent without the Investor’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each of the Investor and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The rights of the Company hereunder shall not be assignable by the Company without the Investor’s and Parent’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investor and Parent and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The obligations of the Investor hereunder shall not be assignable by the Investor without Parent’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of Parent and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that Investor may assign one or more portions of its Commitment to any of its Affiliates; provided further that such assignment does not impair, delay or prevent the consummation of the Merger; provided further, that no such assignment by Investor shall relieve Investor of any of its obligations hereunder. Any transfer or assignment in violation of the preceding three sentences shall be null and void. This Agreement and the Merger Agreement set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings with respect thereto.

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4. Other than as required by Law or the rules of any national securities exchange, each of the parties agree that it will not, nor will it permit its representatives, advisors or Affiliates to, disclose to any person or entity the contents of this Agreement, other than to (i) their respective Affiliates, limited partners, general partners, members, managers, directors, officers, employees, agents and advisors (collectively, “Representatives”) and (ii) the Company and its Representatives; provided, that each of the foregoing are instructed to maintain the confidentiality of this Agreement. Without limiting the foregoing, the Investor, its Affiliates and its Representatives shall have the right to make such disclosures as are required by any Governmental Entity having jurisdiction over the Investor or its Representatives and the Investor shall not be required to provide any notice of such disclosure.

5. Each of the Investor Affiliates (as defined below) are express third party beneficiaries of paragraphs 3, 4, 5, 6, 10, 11, 12, 13 and 14 of this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Parent and the Investor has obligations hereunder and that, notwithstanding that the Investor may be a limited partnership or limited liability company, no Person has any remedy, recourse or right of recovery hereunder against, or contribution from any Investor Affiliate, through the Investor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of the Investor, Parent or Merger Sub against the Investor or any Investor Affiliate, or otherwise. For purposes of this Agreement, the term “Investor Affiliate” means any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of the Investor or the foregoing (it being understood that the term Investor Affiliate shall not include the Investor, Parent or Merger Sub). For the avoidance of doubt, neither the Investor nor any Investor Affiliate (other than Parent and Merger Sub) is a party to, or has any obligations under, the Merger Agreement.

6. Except as otherwise set forth in paragraph 5 or this paragraph 6, this Agreement is solely for the benefit of Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any person other than Parent. The Company hereby agrees to be bound by this paragraph 6 and paragraph 12. The Investor acknowledges and agrees that the Company has relied upon this Agreement and, accordingly, that the Company is an express and intended third party beneficiary hereof solely to seek, and the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to (A) cause the Investor to fund, or cause to be funded, directly or indirectly, the Commitment hereunder (i) solely with respect to the Closing Payment Commitment, pursuant to (and on the terms and subject to the conditions of) Section 8.8 of the Merger Agreement (the “Specific Performance Rights”) and (ii) solely with respect to the Damages Commitment following the issuance of a Final Order pursuant to and subject to the limitations (including the cap on damages) set forth in this Agreement and the Merger Agreement (the “Damages Enforcement Rights”) and (B) enforce the provisions of paragraphs 11, 12, 13 and 14 of this Agreement (the “ECL Enforcement Rights”), and in each of the cases of clauses “(A)” and “(B)” above, without a requirement to post a bond or other security as a prerequisite to obtaining equitable relief This Agreement may only be enforced by Parent or by the Company pursuant to (x) the Specific Performance Rights pursuant to (and subject to the terms and conditions of) Section 8.8 of the

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Merger Agreement, (y) the Damages Enforcement Rights pursuant to, and subject to the limitations (including the cap on damages) set forth in this Agreement and the Merger Agreement and (z) the ECL Enforcement Rights pursuant to (and subject to the terms and conditions of) this Agreement. Neither Parent’s creditors nor any Person claiming by, through, or on behalf or for the benefit of Parent, the Company, or any Affiliate shall have any right to enforce this Agreement or to cause Parent to enforce this Agreement.

7. Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this Agreement are solely contractual and not fiduciary in nature.

8. The Investor hereby represents and warrants with respect to itself to Parent that (a) it has all limited partnership, limited liability company, corporate or other organizational power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by the Investor has been duly and validly authorized and approved by all necessary limited partnership, limited liability company, corporate or other organizational action by it; (c) this Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it; enforceable against it in accordance with the terms of this Agreement except as such enforceability may be limited under applicable bankruptcy, insolvency, moratorium, reorganization or similar applicable Laws from time to time in effect affecting the enforcement of creditors’ rights generally, or by general principles of equity; (d) it has and will have for so long as this Agreement shall remain in effect uncalled capital commitments or otherwise will have available funds sufficient to fund the amount of (i) the Closing Payment Commitment when and as required hereunder for so long as the Merger Agreement has not been terminated and (ii) the Damages Commitment when and as required hereunder for so long as this Agreement shall remain in effect in accordance with paragraph 3 hereof; and (e) except for such consents, approvals, authorizations, permits of, filings with and notifications to, Governmental Entities contemplated by the Merger Agreement to be obtained or made after the date hereof, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement.

9. Parent agrees that, from and after the date hereof, it will, or will cause one or more of its Subsidiaries to, pay and hold the Investor, and each Investor Affiliate, harmless against any and all liability for out-of-pocket expenses (including attorney’s fees for the Investor) of such entities in connection with the transactions contemplated hereby and the Investor’s investment in Parent and its Subsidiaries.

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10. Parent agrees to indemnify and to hold harmless the Investor and each of the Investor Affiliates (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this Agreement, the Merger Agreement or the other agreements contemplated thereby; provided, that the foregoing will not apply to any losses of an Indemnified Person to the extent found by a final and non-appealable order of a court of competent jurisdiction as set forth in paragraph 12 to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. Parent further agrees to pay or reimburse to any Indemnified Person upon demand any legal or other expenses incurred by the Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation). The provisions of this paragraph 10 are independent of all other obligations of Parent hereunder and shall survive termination or expiration of the commitment embodied in this Agreement. Parent agrees that no Indemnified Person shall be required to (but at its sole election, may) seek indemnification from any other person or persons with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of the Investor and each Investor Affiliate to waive any right to contribution from any such Investor or Investor Affiliate; provided, that the foregoing shall not be deemed to limit or waive any contractual rights that Parent may have against the Investor or Investor Affiliate. EACH OF THE INDEMNIFYING PARTIES HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SPECIFIED IN THIS PARAGRAPH 10 SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INVESTOR OR ANY OTHER INDEMNIFIED PERSON.

11. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Investor and the Company.

12.

(a)

THE AGREEMENT AND ALL ACTIONS (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect of such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the

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parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this paragraph 12(a) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law.

(b)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 12(b).

13. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

14. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

* * * * * * *

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

THOMA BRAVO FUND XII, L.P.

By:	Thoma Bravo Partners XII, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ Seth Boro
Name:	Seth Boro
Its:	Authorized Signatory

Accepted and agreed as of the date first written above

PROJECT BRADY HOLDINGS, LLC

By:	/s/ S. Scott Crabill
Name:	S. Scott Crabill
Title:	President

Signature Page to Equity Commitment Letter